UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 24, 2010

MYR GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware	1-08325	36-3158643
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Three Continental Towers 1701 Golf Road, Suite 3-1012 Rolling Meadows, IL	60008-4210
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (847) 290-1891

None

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 24, 2010, the Compensation Committee (the “Committee”) of the Board of Directors of MYR Group Inc. (the “Company”) granted, pursuant to the Company’s 2007 Long-Term Incentive Plan (the “LTIP”) certain awards to employees and named executive officers of the Company.  The Board also granted similar awards to the Company’s Chairman and Chief Executive Officer pursuant to the LTIP.  These awards included non-qualified stock option awards, restricted stock awards and performance share awards.  The Company also entered into an amended and restated employment agreement (the “Amended Employment Agreement”) with each of the Company’s named executive officers in our 2010 Proxy Statement (collectively, the “NEOs”), including the Chairman and Chief Executive Officer and Chief Financial Officer.

2010 Award Grants

Restricted Stock Awards and Stock Options. Based on the Committee’s assessment of each NEO’s performance, the Committee granted restricted stock and non-qualified stock options to the NEOs.  Awards of restricted stock to the NEOs are shares of the Company’s common stock that are subject to restrictions on transfer and forfeiture conditions.  The restricted stock awards vest ratably over five years in annual installments commencing on March 24, 2011.  The restricted stock awards also may vest upon an accelerated vesting event such as termination without cause or with good reason, death or disability, or a change of control.  Unvested restricted stock is forfeited if the grantee ceases to be an employee of the Company for any reason other than those indicated above.

The non-qualified stock options vest and shall become exercisable in three equal annual installments commencing on March 24, 2011, the first anniversary of the grant date.  The non-qualified stock options also may vest upon an accelerated vesting event such as termination without cause or with good reason, death or disability, retirement or a change of control.  Unvested non-qualified stock options are forfeited if the grantee ceases to be an employee of the Company for any reason other than those indicated above.  The non-qualified stock options shall remain exercisable until they expire on March 24, 2020.

2010 Performance Share Awards. The Committee also granted performance shares to the NEOs under the LTIP.  The NEO’s right to receive these performance shares is based on the Company’s achievement of specified levels of consolidated return on equity during the period from January 1, 2010 through December 31, 2012 (the “Performance Period”).  The amount of performance shares earned by the NEOs depends on whether the Company meets certain “threshold,” “target,” or “maximum” levels of performance during the Performance Period.  Return on equity at the threshold level results in a payout equal to 50% of the target award; performance at the target level results in a payout equal to 100% of the target award; and performance at the maximum level results in a payout equal to 200% of the target award.  Payout percentages are interpolated if return on equity for a goal is between the threshold level and the target level or between the target level and the maximum level.  Payment of the performance shares earned shall be made in the form of shares of the Company’s common stock within two and one-half months after the close of the Performance Period.

The following table sets forth the information regarding the restricted stock awards, the non-qualified stock option awards, and the performance share awards granted to each NEO under the LTIP, effective March 24, 2010:

Name	Shares of Restricted Stock	Number of Stock Options	Target Award of Performance Shares

William A. Koertner	14,551	28,679	14,551
Marco A. Martinez	2,910	5,735	2,910
William H. Green	4,850	9,559	4,850
Gerald B. Engen, Jr.	4,850	9,559	4,850
John A. Fluss	2,910	5,735	2,910
Richard S. Swartz, Jr.	4,850	9,559	4,850

The forms of restricted stock agreement, stock option agreement and performance share award agreement will be attached as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010.

Amended and Restated Employment Agreements

The Amended Employment Agreements amend and restate the Company’s previous employment agreements with each of the NEOs.  The primary material amendments to the Amended Employment Agreement relate to (i) the modification and removal of certain benefits, including severance pay, available to NEOs upon a voluntary termination of employment without good reason, and (ii) clarification of the intent of the Company and the NEOs as to certain provisions of the previous employment agreements.  The Amended Employment Agreements removed provisions from the previous employment agreements that would have provided for six months’ severance pay and Company-paid continuation of benefits following a NEO’s termination without good reason, as defined in the Amended Employment Agreement.

The amended employment agreements will be attached as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MYR GROUP INC.

Dated: March 25, 2010	By:	/s/ GERALD B. ENGEN, JR.
		Name:	Gerald B. Engen, Jr.
		Title:	Senior Vice President, Chief Legal Officer and Secretary